UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): September 18, 2017

Jamba, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32552	20-2122262
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3001 Dallas Pkwy, Suite 700, Frisco, Texas 75034

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(469) 294-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 18, 2017, Jamba, Inc. (the “Company”) received a letter from the Staff of the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that since it remains delinquent in filing its Annual Report on Form 10-K for the fiscal year ended January 3, 2017 (the “Form 10-K”) and its Quarterly Reports on Form 10-Q for the quarterly periods ended April 4, 2017 and July 4, 2017 (the “Form 10-Qs”), it has not regained compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”), which requires timely filing of periodic reports with the Securities and Exchange Commission (the “SEC”).  Previously, Nasdaq granted the Company an extension until September 18, 2017 to file all delinquent periodic reports.  As described in the letter, as a result of the continued delinquency, the Company’s common stock is subject to delisting unless the Company timely requests a hearing before a Nasdaq Hearings Panel (the “Panel”).

The Company fully intends to timely request a hearing before the Panel to present its plan for regaining compliance with the Rule and request continued listing pending its return to compliance.

As previously disclosed, the delay in completion of the Company’s financial statements was primarily caused by significant changes in the Company’s business model, leadership and key personnel, and the relocation of corporate office in 2016.  These changes resulted in a significant increase in non-routine transactions and impacted certain routine processes needed to effectively accumulate and present consolidated financial results.

On September 19, 2017, the Company issued a press release regarding the matters described above. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description
99.1	Press release dated September 19, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMBA, INC.

Date: September 19, 2017	By:	/s/ Marie Perry
Marie Perry, Chief Financial Officer, Chief Administrative Officer, Executive Vice President and Secretary